                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                  SCHEDULE 13G

                   UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (Amendment No.  )*

                              BancFirst Ohio Corp.
  -----------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
  -----------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   0594500106
  -----------------------------------------------------------------------------
                                 (Cusip Number)

Check the following if a fee is being paid with this statement ___.    (A fee
is not required only if the filing person:

(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                               Page 1 of 5 pages

                                  SCHEDULE 13G

 CUSIP NO. 0594500106                                                                 PAGE __ OF __ PAGES

-----------------------------------------------------------------------------------------------------------
|   1 | NAME OF REPORTING PERSON                                                                          |
|     | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                                                 |
|     |                                                                                                   |
|     |                        First Financial Services Group, N.A.                                       |
|-----|---------------------------------------------------------------------------------------------------|
|   2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                                       (a) [   ] |
|     |                                                                                             ----- |
|     |                                                                                         (b) [   ] |
|     |                                                                                             ----- |
|-----|---------------------------------------------------------------------------------------------------|
|   3 | SEC USE ONLY                                                                                      |
|     |                                                                                                   |
|-----|---------------------------------------------------------------------------------------------------|
|   4 | CITIZENSHIP OR PLACE OF ORGANIZATION                                                              |
|     |                                                                                                   |
|     |                        Zanesville, Ohio U.S.A.                                                    |
|-------------------------------|-------|-----------------------------------------------------------------|
|            NUMBER OF          |     5 |  SOLE VOTING POWER                                              |
|                               |       |                                                                 |
|             SHARES            |       |     198,200                                                     |
|                               |-------|-----------------------------------------------------------------|
|          BENEFICIALLY         |     6 |  SHARED VOTING POWER                                            |
|                               |       |                                                                 |
|            OWNED BY           |       |     466,955                                                     |
|                               |-------|-----------------------------------------------------------------|
|              EACH             |     7 |  SOLE DISPOSITIVE POWER                                         |
|                               |       |                                                                 |
|            REPORTING          |       |     665,155                                                     |
|                               |-------|-----------------------------------------------------------------|
|             PERSON            |     8 |  SHARED DISPOSITIVE POWER                                       |
|                               |       |                                                                 |
|              WITH             |       |    232,561                                                      |
|-------------------------------|-------|-----------------------------------------------------------------|
|   9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON                                      |
|     |                                                                                                   |
|     |                                      897,716                                                      |
|-----|---------------------------------------------------------------------------------------------------|
|  10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN                                     |
|     | SHARES*                                                                                           |
|     |                                      N/A                                                          |
|-----|---------------------------------------------------------------------------------------------------|
|  11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                                                 |
|     |                                                                                                   |
|     |                                      11.3%                                                        |
|-----|---------------------------------------------------------------------------------------------------|
|  12 | TYPE OF REPORTING PERSON*                                                                         |
|     |                                                                                                   |
|     |                                                                                                   |
-----------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT

                               Page 2 of 5 pages

                                                                BANCFIRST OHIO CORP.

                                            BANCFIRST OHIO CORP SHAREHOLDERS

AC COUCOUNT NUMBER  ACCOUNT NAME                  ADDRESS                                                   PROXY SHS GOC SHS VOTING
Revised 9/30/98
0 1 8484 00 MARY LOUISE TOBIN ESTATE                                                                                    10772  GOC
2 0 2824 01 ELIZABETH F. EBERLE              1802 GOEHMANN LANE                 FREDERICKSBURG, TX 78624-2935   38,730         PROXY
2 0 2824 02 DOROTHY ANN LEWIS                9507 AVENEL LANE                   PORT ST. LUCIE, FL 34986        24,204         PROXY
2 0 2824 03 JOHN R. FINLEY                   147 OVERHILL DRIVE                 BOARDMAN, OHIO 44512            24,204         PROXY
2 0 3060 00 MARGARET M. GEARY TRUST                                                                                     5,000  GOC
2 0 3832 00 PAUL HUPP MARITAL TRUST A                                                                                   1,192  GOC
2 0 3590 00 ROBERT HESTON MARITAL TRUST                                                                                   608  GOC
2 0 3591 00 ROBERT HESTON RESIDUARY TRUST                                                                                 608  GOC
2 0 5332 00 ROBERT H. LOUGHMAN                                                                                         14,372  GOC
2 0 5535 00 NORMA MCCANN TRUST                                                                                         70,000  GOC
2 3 8340 00 LYDIA M. TAYLOR TRUST                                                                                      15,168  GOC
3 0 0776 00 GARY B. BAKER                    9743 AEGEAN COURT                  HUNTERSVILLE, NC 28078             160         PROXY
3 0 0786 00 MARY ELIZABETH BAKER             3690 HIGHLAND FAIRWAY BLVD.        LAKELAND, FL 33809               1,372         PROXY
3 0 1236 00 MARY JANE CAIN                                                                                                100  GOC
3 0 2776 00 LEONA FELLERS                    1210 RANKIN DRIVE                  ZANESVILLE, OHIO 43701            6006         PROXY
3 0 2778 00 ROBERT FELLERS                   1210 RANKIN DRIVE                  ZANESVILLE, OHIO 43701            6006         PROXY
3 0 3484 00 CHARLES S. HARRISON TRUST # 1    5550 HIGHVIEW DRIVE                ZANESVILLE, OHIO 43701             476         PROXY
3 0 3536 00 WALTER J. HECK                   1140 SW 22ND AVE VILLA 11-2        DELRAY BEACH, FL 33445          14,228         PROXY
3 0 3640 00 CONSTANCE M. STEPHENSON          2110 NORTH HAZEL AVENUE            ZANESVIILLE, OHIO 43701          6,656         PROXY
3 0 7143 00 PAM PORTER BOOTH                                                                                              200  GOC
3 0 4678 00 FRANCES ELOISE JOHNSON                                                                                      1,472  GOC
3 0 4933 00 JULIANNA JOHNSON KINCAID         7730 INDIAN OAKS DRIVE  APT 203    VERO BEACH, FL 32966            61,332         PROXY
3 0 5069 00 PAUL J. KUNKEL                   913 LOCUST AVENUE                  ZANESVILLE, OHIO 43701           4,792         PROXY
3 0 7069 00 CAROLE PICKWORTH                                                                                              880  GOC
3 0 7105 00 BETTY L. EMERY PLETCHER          57 HIGH POINT CIRCLE W. APT. 201   NAPLES, FL 34103-4244           13,600         PROXY
3 0 8020 00 JOANNA S. SNYDER SHELLY          141 LOGAN RANCH ROAD               GEORGETOWN, TX 78628             4,152         PROXY
3 3 0768 00 WILLIS B. BAILEY                                                                                             5800  GOC
3 3 0904 00 GEORGIA L. BENSON TRUST FBO MARK                                                                             1100  GOC
3 3 0905 00 GEORGIA L. BENSON TRUST FBO MATT                                                                            1,100  GOC
3 3 3217 00 SHIRLEY D. GORSUCH                                                                                          2,908  GOC
3 3 3805 00 RUTH M. HUGHES                                                                                              4,000  GOC
3 3 5592 00 A. E. MCGINNIS TRUST U/A                                                                                    1,992  GOC
3 3 5598 00 EDWIN MCHENRY TRUST                                                                                        11,936  GOC
3 3 8193 00 J.W. STRAKER FBO LAURA                                                                                        768  GOC
3 3 8194 00 J.W. STRAKER FBO SAMUEL                                                                                       768  GOC
3 3 8196 00 J.W. STRAKER FBO JORDAN                                                                                       768  GOC
3 3 8198 00 J.W. STRAKER FBO WM. PLOSSER                                                                                  768  GOC
3 3 8257 00 MARGARET H. SWINGLE TRUST                                                                                   4,240  GOC
3 3 8259 00 EARL B. SWINGLE JR. TRUST                                                                                     600  GOC
3 3 9213 00 RALPH E. WALTMAN TRUST                                                                                      7,488  GOC
3 3 9769 00 RUTH C. YOUNG TRUST                                                                                         3,000  GOC
3 4 7691 00 ST. JAMES EPISCOPAL CHURCH       155 NORTH SIXTH STREET             ZANESVILLE, OHIO 43701          24,200         PROXY
5 0 3452 00 RICHARD C. HARDESTY              2670 CENTER DRIVE                  ZANESVILLE, OHIO 43701             476         PROXY
5 0 3453 00 RICHARD C. HARDESTY # 2          2670 CENTER DRIVE                  ZANESVILLE, OHIO 43701           1,556         PROXY
5 0 8120 00 JOHN STEINBERGER                 60068 QUILT ROAD                   NEW CONCORD, OHIO 43762            800         PROXY
5 0 8144 00 ALLISON M. STEWART               C/O WM STEWART,GDN,2775 MARTIN RD  ZANESVILLE, OHIO 43701             850         PROXY
5 0 8145 00 AMY E. STEWART                   C/O WM STEWART,GDN,2775 MARTIN RD  ZANESVILLE, OHIO 43701             850         PROXY
5 0 8146 00 BRIAN W. STEWART                 C/O WM STEWART,GDN,2775 MARTIN RD  ZANESVILLE, OHIO 43701             850         PROXY
5 0 8147 00 DAVID T. STEWART                 C/O WM STEWART,GDN,2775 MARTIN RD  ZANESVILLE, OHIO 43701            1510         PROXY
5 0 8151 00 JESSICA L. STEWART               C/O WM STEWART,GDN,2775 MARTIN RD  ZANESVILLE, OHIO 43701             850         PROXY
5 0 9890 00 JUDITH B. ZINN                   515 NORTH SAMUEL DRIVE             ZANESVILLE, OHIO 43701          70,024         PROXY
5 1 4241 00 455 INVESTMENT CO, LTD                                                                                      2,000  GOC
5 2 0925 02 BETHESDA HLTH FDN UNRESTRICTED                                                                             16,280  GOC
5 2 3551 00 HELEN PURCELL HOME               C/O R MOEHRMAN,1854 NORWOOD BLVD.  ZANESVILLE, OHIO 43701           4,624         PROXY
5 2 5409 00 MATC                             C/O TRAFFORD DICK, 1555 NEWARK RD. ZANESVILLE, OHIO 43701             880         PROXY

                               Page 3 of 5 pages

                                                                BANCFIRST OHIO CORP.

                                            BANCFIRST OHIO CORP SHAREHOLDERS

AC COUCOUNT NUMBER  ACCOUNT NAME                  ADDRESS                                                   PROXY SHS GOC SHS VOTING
Revised 9/30/98
5 6 7340 00 ELEANOR S. RANKIN                                                                                          12,312  GOC
6 4 0930 24 FNB 401K BANK STOCK                                                                                134,362
6 4 0930 25 FNB 401K BANK STOCK - MATCH      SEE RICH BRENNER/ NAMES & SHARES                                    9,285         PROXY
6 8 1896 00 JANE S. DONOHO                   439 WEST HIGHLAND DRIVE            ZANESVILLE, OHIO 43701             784         PROXY
6 8 1897 00 ROBERT S. DONOHO                 439 WEST HIGHLAND DRIVE            ZANESVILLE, OHIO 43701             788         PROXY
6 8 7722 00 KARL C. SAUNDERS                 360 BROADVIEW AVENUE               ZANESVILLE, OHIO 43071           2,820         PROXY
6 8 7990 00 GARY C. SMITH                    16869 BRUSHY FORK ROAD, SE         NEWARK, OHIO 43055                 400         PROXY
6 8 8052 00 TRUDY MICHAELS                   P. O. BOX 8137                     ZANESVILLE, OHIO 43702-8137        360         PROXY
6 8 8199 00 JOHN W. STRAKER JR.              81 JOY LANE                        GRANVILLE, OHIO 43023            1,920         PROXY
6 8 8200 00 BRENT A. STUBBINS                728 CONVERS AVENUE                 ZANESVILLE, OHIO 43701           1,640         PROXY
6 8 8203 00 THOMAS L. STURTZ                 1360 DEER RUN ROAD                 NEWARK, OHIO 43055                 408         PROXY
6 8 8209 00 RICHARD J. STRAKER                                                                                     800
9 9 BFOH FS BFOH FRACTIONAL SHARES                                              SEE RICH BRENNER                 0.472


THE FOLLOWING ACCOUNTS WILL HAVE PROXIES SENT TO THEM BY ADP (SHAREHOLDERS COMMUNICATONS)

5 0 1022 00 JEAN P. BONIFIELD                2734 MARTIN ROAD                   ZANESVILLE, OH 43701               100
5 0 9417 00 DANA LINN WILLIAMS               410 FOX CHAPEL LANE                RADNOR, PA 19087               126,540         PROXY
5 6 3455 00 HARRY H. HARDESTY                2670 CAROL DRIVE                   ZANESVILLE, OHIO 43701             328         PROXY
5 6 5266 00 MILMAN H. LINN III               1169 PARKVIEW DRIVE                ZANESVILLE, OHIO 43701           29404         PROXY
5 6 8026 00 AMY L. SOBOTKA                   5696 TERRE PRINCE CT               DUBLIN. OHIO 43017                 360         PROXY
5 7 3307 00 GUERNSEY MEMORIAL HOSPITAL       C/O DON HUSTON P.O.BOX 610         CAMBRIDGE, OHIO 43725-0610       1,400         PROXY
6 2 1642 03 PETER CULTICE                    CULTICE & BROWN, P O BOX 1230      ZANESVILLE, OHIO 43702             934         PROXY
6 2 1642 04 JAMES BROWN                      CULTICE & BROWN, P O BOX 1230      ZANESVILLE, OHIO 43702             240         PROXY
6 2 1642 05 SUSAN BROWN                      CULTICE & BROWN, P O BOX 1230      ZANESVILLE, OHIO 43702             112         PROXY
6 2 1642 06 MEREDITH NELSON                  CULTICE & BROWN, P O BOX 1230      ZANESVILLE, OHIO 43702              72         PROXY
6 2 4935 01 R. WILLIAM GEYER                 P. O. BOX 1030                     ZANESVILLE, OHIO 43702             724         PROXY
6 2 4935 09 MONICA BAUGHMAN                  LAW OFFICES, P.O.BOX 1030          ZANESVILLE, OHIO 43702              72         PROXY
6 2 4935 14 ANDY VESELENAK                   LAW OFFICES, P.O.BOX 1030          ZANESVILLE, OHIO 43702             728         PROXY
6 2 4935 23 CYNTHIA CAMERON                  LAW OFFICES, P.O.BOX 1030          ZANESVILLE, OHIO 43702             230         PROXY
6 2 4935 25 JILL SMITH                       LAW OFFICES, P.O.BOX 1030          ZANESVILLE, OHIO 43702              72         PROXY
6 2 4935 29 CATHERINE CUNNINGHAM             LAW OFFICES, P.O.BOX 1030          ZANESVILLE, OHIO 43702             216         PROXY
6 3 4935 15 SUSAN MCCOLLISTER                LAW OFFICES, P.O.BOX 1030          ZANESVILLE, OHIO 43702             320         PROXY
6 8 0779 00 GARY B. BAKER                    9743 AEGEAN COURT                  HUNTERSVILLE, NC 28078           4,088         PROXY
6 8 0792 00 STEVEN R. BALDWIN                P. O. BOX 2687                     ZANESVILLE, OHIO 43702             560         PROXY
6 8 1321 00 RALPH W. CATER                   3665 FRAZEYSBURG ROAD              ZANESVILLE, OHIO 43701             837         PROXY
6 8 3042 00 JOSEPH H. GARNER                 10750 BELLE DRIVE                  NORWICH, OHIO 43767              1,240         PROXY
6 8 3043 00 MARGARET A. GARNER               10750 BELLE DRIVE                  NORWICH, OHIO 43767              1,336         PROXY
6 8 3460 00 CONSTANCE A. HARDCASTLE          910 CENTER COURT                   ZANESVILLE, OHIO 43701             664         PROXY
6 8 3483 00 CHARLES S. HARRISON              5550 HIGHVIEW DRIVE                ZANESVILLE, OHIO 43701             392         PROXY
6 8 3485 00 SUE ELLEN HARRISON               5550 HIGHVIEW DRIVE                ZANESVILLE, OHIO 43701             572         PROXY
6 8 3547 00 EARL F. HEISE                    170 MONTGOMERY BLVD.               NEW CONCORD, OHIO 43762          1,300         PROXY
6 8 5275 0  MILMAN H. LINN III               1169 PARKVIEW DRIVE                ZANESVILLE, OHIO 43701          37,400         PROXY
6 8 5432 00 ROBERT L. MADIGAN                2853 CRESTWAY DRIVE                ZANESVILLE, OHIO 43701           1,164         PROXY
6 8 5433 00 SHIRLEY MADIGAN                  2853 CRESTWAY DRIVE                ZANESVILLE, OHIO 43701           1,144         PROXY
6 8 5659 00 NELSON MELICK                    8000 FULTON-ROSE ROAD              ROSEVILLE, OHIO 43777              528         PROXY
6 8 5663 00 JOHN MELSHEIMER                  2510 MONNIE PLACE                  ZANESVILLE, OHIO 43701             586         PROXY
6 8 5664 00 DEBRA MELSHEIMER                 2510 MONNIE PLACE                  ZANESVILLE, OHIO 43701             586         PROXY
6 8 5832 00 MARY LEE MORGAN                  2670 EVA CIRCLE                    ZANESVILLE, OHIO 43701             216         PROXY

                               Page 4 of 5 pages

                                                                BANCFIRST OHIO CORP.

                                            BANCFIRST OHIO CORP SHAREHOLDERS

AC COUCOUNT NUMBER  ACCOUNT NAME                  ADDRESS                                                   PROXY SHS GOC SHS VOTING
Revised 9/30/98
6 8 5833 00 MICHAEL F. MORGAN                2670 EVA CIRCLE                    ZANESVILLE, OHIO 43701           1,116         PROXY
6 8 5930 00 JAMES F. MYER                    BOX 583                            NEW LEXINGTON, OH 43734             20
6 8 6062 00 JAMES H. NICHOLSON (HERE)        956 SOUTHEAST COURT                ZANESVILLE, OHIO 43701           1,896         PROXY
6 8 7335 00 WILLIAM F. RANDLES               P. O. BOX 2665                     ZANESVILLE, OHIO 43702-2665      3,570         PROXY
6 8 7437 00 MAXINE RICE                      3031 LOOKOUT DRIVE                 ZANESVILLE, OHIO 43701           1,416         PROXY
6 8 7655 00 JOHN P. RYAN                     1640 COACHLIGHT CIRCLE             NASHPORT, OHIO 43830               372         PROXY
6 8 7656 00 SHERRY L. RYAN                   1640 COACHLIGHT CIRCLE             NASHPORT, OHIO 43830             1,700         PROXY
6 8 7731 00 M. CHRISTINE SHILLING            2028 MYRTLE AVENUE                 ZANESVILLE, OHIO 43701             120         PROXY
6 8 7838 00 GEORGE W. SHEGOG JR.             15 SNOOTS LANE                     NEW CONCORD, OHIO 43762          3,252         PROXY
6 8 7839 00 NORBERT B. SHEGOG                2635 MEADOW ROAD                   CAMBRIDGE, OHIO 43725            3,468         PROXY
6 8 7840 00 SHARON L. SHEGOG                 15 SNOOTS LANE                     NEW CONCORD, OHIO 43762            566         PROXY
6 8 8070 00 ELSIE SPILLMAN                   931 MERRICK DRIVE                  ZANESVILLE, OHIO 43701             600         PROXY

                                                                                                               699,516 198,200

                       TOTAL SHARES IN NAME OF GRAND OLD CO                                                    897,716


                       TOTAL TRUST HOLDINGS AS OF 9/30/98                                                      897,716




                                                          FULL INVESTMENT DISCRETION BUT VOTE OWN PROXY        466,955

                                                          SELF DIRECTED..VOTE OWN PROXY                        232,561

                                                          TOTAL I/N/O GOC THAT VOTE OWN PROXY                  699,516

                                                          FULL INVESTMENT TOTAL GOC VOTES FOR ADP PROXY        198,200


                                                          TOTAL                                                897,716


                               Page 5 of 5 pages